CARTER, LEDYARD & MILBURN
                               COUNSELLORS AT LAW
                                 2 WALL STREET
                            NEW YORK, NY 10005-2072


                                 January 6, 1998

The Chase Manhattan Bank,
  as Trustee of
Delaware Group Unit Investment Trust,
  Series 15
Four New York Plaza
New York, New York  10004-2413

      Attn:    Mr. Thomas Porrazzo
               Vice President

      Re:                     Delaware Group Unit Investment Trust,
                                    Series 15, consisting of
                                Power Five Equity Trust, Series 3
                                Power Ten Equity Trust, Series 3
                             Illinois Big Ten Equity Trust, Series 9
                            Minnesota Big Ten Equity Trust, Series 10
                             Missouri Big Ten Equity Trust, Series 9
                               Pacific Ten Equity Trust, Series 5

Dear Sirs:

         We are acting as special counsel with respect to New York tax matters for Delaware Group Unit Investment Trust, Series 15, which consists of Power Five Equity Trust, Series 3, Power Ten Equity Trust, Series 3, Illinois Big Ten Equity Trust, Series 9, Minnesota Big Ten Equity Trust, Series 10, Missouri Big Ten Equity Trust, Series 9 and Pacific Ten Equity Trust, Series 5 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated May 6, 1997 and a related Trust Agreement dated as of today (collectively, the "Indenture") between Delaware Management Company, Inc., as Depositor (the "Depositor"), and The Chase Manhattan Bank, as Trustee (the "Trustee") and Evaluator. Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

      We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

      Based upon the foregoing, we are of the opinion that:

      1. The Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

      2. Under the income tax laws of the State and City of New York, the income of the Trust will be considered the income of the holders of the Units.

      We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-42869) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name under the captions "Taxation" and "Legal Opinions" in such Registration Statement and the preliminary prospectus included therein.

                                                    Very truly yours,

                                                    CARTER, LEDYARD & MILBURN
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